Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2016 Financial Results

Net Income of $209 million, $0.43 EPS, $0.56 Adjusted EPS1

Third Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$391 million	6.1%	$28.67/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$406 million	9.8%	$26.32/share

HIGHLIGHTS

•	Returned nearly $200 million of capital to shareholders through first quarterly common dividend and share repurchases

•	EPS: $0.43; Adjusted EPS[1]: $0.56

•	Net financing revenue of more than $996 million, incl. $15 million in Original Issue Discount (OID) expense

•	Net interest margin (NIM) of 2.69%, incl. OID of 4 bps, up 5 bps YoY; Ex. OID, NIM of 2.73%, up 6 bps YoY

•	Consolidated annualized net charge-offs of 75 bps

•	Efficiency Ratio: 53%; Adj. Efficiency Ratio[1]: 46%

DEPOSITS

•	Retail deposits of $63.9 billion, up 19% YoY

•	Total deposits up $11.7 billion YoY

•	Customer base up 16% YoY or 160,000+ customers

AUTO FINANCE

•	Pre-tax income of $319 million, resulting from continued focus on risk-adjusted returns

•	Auto originations of $9.3 billion, 84% funded through Ally Bank

•	Expanded commercial capabilities to include heavy-duty vehicle & equipment financing for companies, municipalities

INSURANCE

•	Pre-tax income up 40% YoY to $56 million

•	Investment income up $27 million YoY

•	Third quarter Growth channel VSC volume up 34% YoY

MORTGAGE FINANCE

•	Total assets increased $1.6 billion YoY, up 25% in past year

•	Pre-tax income of $8 million, up $4 million YoY

CORPORATE FINANCE

•	Total assets grew approx. $1.0 billion YoY, with the new technology vertical contributing 20% of the YoY growth

•	Pre-tax income of $15 million, up $1 million YoY

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In the third quarter, Ally’s results demonstrated three key themes – continued strong operating performance across all segments, prudent use of capital to optimize shareholder value and notable progress in our evolution as a leading digital financial services company.”

“Deposit growth continued to exceed expectations and helped drive higher net interest income while further reducing reliance on the capital markets. In auto finance, yields on the retail portfolio continued to improve, as the deliberate shift to a more profitable mix continued. As a result, earnings per share performance was strong, and shareholder value continued to increase significantly.”

“Moreover, Ally returned nearly $200 million in capital to shareholders in the quarter. As a result of share repurchases in the quarter, total shares outstanding were reduced by about 1.7% – and we will continue to execute our capital plan to drive further value.”

“Meanwhile, we’re applying purposeful focus on evolving the business to meet customer needs. Ally’s CashBack credit card has been well-received, and investing and mortgage offerings – both highly requested by our digitally-savvy customers – remain on-track. In auto finance, strides were made to enhance and invest in digital F&I capabilities key to adapting with the changing industry. Expanded offerings, new technological capabilities and a commitment to doing what’s right for our customers are foundational to our long-term success.”

Notable Items

•	Estimated risk-adjusted retail auto yield[1] on Q3 originations improved 53 bps YoY as a result of increased pricing and focus on risk-adjusted returns

•	Increased provision expense to $258 million in the third quarter driven by a full spectrum auto loan portfolio mix, as well as growth

•	Recorded a charge of $52 million in Disc Ops in connection with potential claims relating to the discontinued mortgage business

•	Returned nearly $200 million in capital to shareholders in Q3

o	Repurchased $159 million in common stock or 1.7% of total shares outstanding

o	Paid first $0.08 per share common dividend in Q3, received Board approval for $0.08 per share fourth quarter dividend

 1The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Estimated Risk-Adjusted Retail Auto Yield, Adjusted Efficiency Ratio, fully phased-in Common Equity Tier 1 (CET1) capital and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Third Quarter Results

Net income of $209 million, compared to net income of $268 million for the third quarter of 2015, as increased net financing revenue and other revenue was more than offset by provision expense for loan loss, a one-time charge to discontinued operations, and expenses primarily driven by the integration of the online brokerage and digital wealth management platform and offerings.

Net financing revenue, including $15 million of OID, improved to $996 million, up $26 million from a year ago, due to higher retail loan margins.

Other revenue increased $56 million year-over-year from favorable investment gains and contributions from the online brokerage and digital wealth management business.

Provision expense increased $47 million year-over-year, driven by a full credit spectrum auto finance portfolio mix, as well as a higher retail portfolio balance.

A charge of $52 million in discontinued operations was recorded in connection with potential claims relating to the discontinued mortgage business.

Core pre-tax incomeA of $406 million, was down from $431 million in the prior-year period.

NIM of 2.69%, including OID of 4 basis points, up 5 basis points year-over-year. Excluding OID, NIM was 2.73%, improving 6 basis points year-over-year, as a result of higher asset yields.

Auto originations for the quarter totaled $9.3 billion, down from $11.1 billion a year ago, as the company continued to execute its strategic focus on improved risk-adjusted returns.

Annualized net charge-offs increased year-over-year to 75 basis points, driven by performance in the auto finance portfolio.

Third Quarter Financial Results

				Increase/(Decrease) vs.
$ millions except per share data	3Q 16	2Q 16	3Q 15	2Q 16	3Q 15
Net Financing Revenue (excluding OID)[1]	$1,011	$998	$981	$13	$29
OID Expense	(15)	(14)	(11)	(1)	(3)
Net Financing Revenue (as reported)	996	984	970	12	26
Total Other Revenue	388	374	332	14	56
Provision for Loan Losses	258	172	211	86	47
Controllable Expenses	479	463	452	16	27
Other Noninterest Expenses	256	310	222	(54)	34
Pre-tax Income from continuing operations	$391	$413	$417	$(22)	$(26)
Income tax expense	130	56	144	74	(14)
Income from discontinued operations, net of tax	(52)	3	(5)	(55)	(47)
Net Income	$209	$360	$268	$(151)	$(59)
Preferred Dividends	-	15	38	(15)	(38)
Net Income available to common	$209	$345	$230	$(136)	$(21)

	3Q 16	2Q 16	3Q 15	2Q 16	3Q 15
GAAP EPS (diluted)	$0.43	$0.71	$0.47	$(0.28)	$(0.04)
Discontinued Operations, net of tax	0.11	(0.01)	0.01	0.11	0.10
OID Expense	0.02	0.02	0.02	0.00	0.00
Repositioning / other[2]	-	(0.18)	0.00	0.18	(0.00)
Adjusted EPS[3]	$0.56	$0.54	$0.51	$0.02	$0.05
Return on Equity	6.1%	10.4%	7.4%
Core ROTCE[3]	9.8%	9.7%	9.2%
Effective Tax Rate[4]	33.2%	13.7%	34.5%

(1)	Represents a non-GAAP financial measure. Excludes OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.
(4)	2Q16 effective tax rate was impacted by a $98 million tax benefit as the result of a U.S. tax reserve release related to a prior year federal tax return.

A Core Pre-Tax Income is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and the Results by Segment Table later in this press release.

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Product Expansion

Auto Finance Offerings & Digital Capabilities

In the third quarter, Ally added to its vehicle financing capability with the formation of an experienced transportation and equipment finance team, which will provide commercial financing to companies and municipalities for the purchase or lease of vehicles and equipment such as heavy duty trucks, trailers, buses and cargo vans. This is designed to provide incremental volume and diversification, while aligning to Ally’s core strengths in vehicle financing and secured lending.

Additionally, Ally strengthened its digital capabilities in auto financing through the acquisition of technology assets and expertise from Blue Yield, an online auto lender exchange. This will advance Ally’s progress in building a direct-to-consumer option, as well as ultimately driving an end-to-end digital platform. These actions will enable the company to respond to the growing trends for a more streamlined and digital auto financing process to serve both dealers and consumers.

Online Brokerage and Digital Wealth Management

Integration of Ally’s online brokerage and digital wealth management platform and offerings was advanced in the third quarter, and remains on track to launch in the first quarter of 2017.

Ally CashBack Credit Card

In June 2016, Ally Bank launched the Ally CashBack Credit Card program. Initial reaction to the offering has been in line with expectations, with more than 85% of accounts being opened by existing Ally customers.

Mortgage Product

Ally remains on target to introduce a direct-to-consumer mortgage product in the fourth quarter of 2016 to fulfill customer requests and further diversify Ally’s portfolio of products and services.

Results by Segment

				Increase/(Decrease) vs.
$ millions	3Q 16	2Q 16	3Q 15	2Q 16	3Q 15
Automotive Finance	$319	$426	$323	$(107)	$(4)
Insurance	56	(18)	40	74	16
Dealer Financial Services	$375	$408	$363	$(33)	$12
Mortgage Finance	8	9	4	(1)	4
Corporate Finance	15	14	14	1	1
Corporate and Other	(7)	(18)	36	11	(43)
Pre-Tax Income from continuing operations	$391	$413	$417	$(22)	$(26)
OID Amortization Expense[1]	15	14	11	1	3
Repositioning Items[1,2]	-	4	2	(4)	(2)
Core Pre-tax Income[3]	$406	$431	$431	$(25)	$(25)

(1)	OID amortization expense and repositioning items for all periods shown are applied to the pre-tax income of the Corporate and Other segment.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for repositioning items and OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance
Pre-tax income was essentially flat year-over-year at $319 million from $323 million. Results were driven by increased net financing revenue, despite strategically lower volume, due to the successful execution of the company’s continued focus on risk-adjusted returns.

Increases in net financing revenue were offset by an increase in provision expense with the year-over-year change driven by the company’s continued shift to a full credit spectrum portfolio mix. Also affecting provision expense was the continued growth of retail loans in the portfolio and higher associated allowance, relative to declining leases which do not generate provision expense.

The estimated risk-adjusted retail auto yieldB on retail originations improved 53 basis points year-over-year, as the company continued to deploy a disciplined originations strategy with a focus on increased product returns.

Consumer originations of $9.3 billion with 84% funded through Ally Bank, up from 76% in the third quarter of 2015. Used volume at $3.8 billion or 40% of total originations. Originations also included $4.6 billion of new retail and $1.0 billion of leases.

Automotive earning assets up $0.4 billion year-over-year to $113.5 billion. Consumer earning assets were down $3.4 billion year-over-year to $77.4 billion. Commercial earning assets up $3.7 billion year-over-year to $36.0 billion.

B Estimated risk-adjusted retail auto yield is a forward-looking non-GAAP financial measure that management believes is helpful to readers in evaluating the estimated profitability of loan originations during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

3

Insurance
Pre-tax income of $56 million in the quarter, up $16 million from a year ago, with higher investment gains and lower VSC losses. Weather losses were up $13 million year-over-year, but in line with seasonal averages.

Total investment income was $36 million, up $27 million from the prior year period, resulting from strong investment gains in the equity portfolio.

Written premiums were essentially flat year-over-year at $252 million, with rate increases offsetting the continued shift toward dealer reinsurance.

Mortgage Finance

Pre-tax income of $8 million in the quarter, compared to $4 million in the prior year period. Improved net financing revenue to $25 million, up $8 million year-over-year with total assets up $1.6 billion in the past year.

Non-interest expense increased year-over-year as the result of asset growth.

A direct-to-consumer mortgage product launch is on target to occur later this year to fulfill customer requests for an offering. Combined with bulk purchases, Ally aims to drive additional operating leverage and to provide meaningful future income in the segment.

Corporate Finance

Pre-tax income of $15 million in the quarter, compared to $14 million in the prior year period.

Net financing revenue of $30 million, up 36% year-over-year driven by continued asset growth, with total assets of $3.2 billion, up from $2.3 billion in the prior year.

Liquidity, Capital & Deposits

Capital

Returned nearly $200 million in capital to shareholders through the first $0.08 per share quarterly common dividend and $159 million of share repurchases, approximately 1.7% of shares outstanding, both in the third quarter. Ally’s board of directors approved a $0.08 per share dividend for the fourth quarter.

Total equity of $13.6 billion at quarter-end, flat compared to the end of the prior quarter.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioC of 9.3%, remained strong as a result of continued profitability and deferred tax asset utilization.

Liquidity & Funding

Consolidated cash and cash equivalents of $4.3 billion at quarter-end, down from $5.7 billion at the end of the second quarter, as approximately $1.4 billion in legacy debt matured in the quarter. Included in this quarter's cash balance are $1.9 billion at Ally Bank and $1.3 billion at the insurance subsidiary.

New term U.S. auto securitizations totaled approximately $1.5 billion for the quarter and $4.9 billion year-to-date. Additionally, during the quarter, Ally renewed approximately $2.6 billion in credit facilities.

Approximately 73% of Ally's total assets and 84% of total consumer auto originations were funded at Ally Bank in the third quarter.

Deposits now represent approximately 54% of Ally's funding portfolio, improving from 47% a year ago.

Deposits

Retail deposits at Ally Bank increased to $63.9 billion at quarter-end, up $2.6 billion for the quarter and up $10.4 billion year-over-year, with growth predominately being driven by savings products.

Deposit customer base grew 16% year-over-year, totaling nearly 1.2 million customers at quarter-end, adding more than 160,000 customers year-over-year. Millennials continue to comprise the largest generation segment of new customers at more than 50%.

c Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Ally's preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.5%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

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Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and previously discontinued mortgage operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash expense bond exchange original issue discount (OID), (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure.

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) original issue discount (OID) amortization expense and (2) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Results by Segment Table on page 3 for calculation methodology and details.

Core Net Income Available to Common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common adjusts GAAP net income available to common for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized OID and net DTA. Ally’s core net income available to common utilized a static 34% tax rate for purposes of calculating Core ROTCE through 4Q 2015. As of 1Q 2016, Ally’s core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, unamortized OID, and net DTA.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected bond OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of adjusted efficiency ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and original issue discount (OID).

Estimated Risk-Adjusted Retail Auto Yield is a forward-looking non-GAAP financial measure that management believes is helpful to readers in evaluating the estimated profitability of loan originations during the period. Risk-adjusted retail auto yield is determined by calculating the estimated average annualized yield less the estimated net average annualized loss rate (NAALR) for loans originated during the period, using estimated yield and loss expectations at origination. We believe this metric, and the changes to this metric, are also useful to investors in assessing the pricing of loans originated during the period and in comparing the profitability of loan originations across periods and against the overall current portfolio of loans. See Reconciliation to on page 7 for calculation methodology and details.

Net Financing Revenue (excluding OID) excludes OID.

Common Equity Tier 1 Capital (CET1): Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio later in this press release.

Controllable expenses primarily include employee related costs, consulting and legal fees, marketing, information technology, facility, portfolio servicing and restructuring expenses.

5

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with TradeKing was included within the Corporate and Other segment.

U.S. Consumer Auto Originations

New Retail Subvented – subvented rate new vehicle loans	New Retail Standard – standard rate new vehicle loans
Lease – new vehicle lease originations	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers

Reconciliation to GAAP

Adjusted EPS
		3Q 16	2Q 16	3Q 15
Numerator
GAAP net income available to common shareholders		$209	$345	$230
Less: Disc Ops, net of tax		52	(3)	5
Add back: Original Issue Discount (OID expense)		15	14	11
Add back: Repositioning Items		-	4	2
Less: OID & Repo. Tax (35% in ’16, 34% in ’15)		(5)	(6)	(5)
Significant Discrete Tax Items, Series A Actions & Other		-	(90)	-
Core net income available to common shareholders	[a]	$271	$263	$244
Denominator
Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	483,575	486,074	484,399
Adjusted EPS	[a] ÷ [b]	$0.56	$0.54	$0.51

Core Return on Tangible Common Equity (ROTCE)
		3Q 16	2Q 16	3Q 15
Numerator ($ millions)
GAAP net income available to common shareholders		$209	$345	$230
Less: Disc Ops, net of tax		52	(3)	5
Add back: Original Issue Discount (OID expense)		15	14	11
Add back: Repositioning Items		-	4	2
Less: OID & Repo. Tax (35% in ’16, 34% in ’15)		(5)	(6)	(5)
Significant Discrete Tax Items, Series A Actions & Other		-	(90)	2
Core net income available to common shareholders	[a]	$271	$263	$246
Denominator (2-period average, $ billions)
GAAP shareholder's equity		$13.6	$13.7	$14.4
less: Preferred equity		-	0.3	0.8
less: Goodwill & identifiable intangibles, net of deferred tax liabilities (DTLs)		0.3	0.1	0.0
Tangible common equity		$13.3	$13.2	$13.6
less: Unamortized core original issue discount (OID discount)		1.3	1.3	1.3
less: Net deferred tax asset (DTA)		1.0	1.1	1.5
Normalized common equity	[b]	$11.0	$10.8	$10.7
Core Return on Tangible Common Equity	[a] ÷ [b]	9.8%	9.7%	9.2%

6

Adjusted Tangible Book Value per Share
		3Q 16	2Q 16	3Q 15
Numerator ($ billions)
GAAP shareholder's equity		$13.6	$13.6	$14.6
less: Preferred equity		-	-	(0.8)
GAAP Common shareholder's equity		$13.6	$13.6	$13.8
less: Goodwill and identifiable intangible assets, net of deferred tax liabilities		(0.3)	(0.3)	(0.0)
Tangible common equity		13.3	13.3	13.8
less: Tax-effected bond OID (35% tax rate in 2016; 34% tax rate in 2015 and prior)		(0.8)	(0.8)	(0.9)
less: Series G discount		-	-	(1.2)
Adjusted tangible book value	[a]	$12.5	$12.5	$11.7
Denominator
Issued shares outstanding (period-end, thousands)	[b]	475,470	483,753	481,750
Metric
GAAP shareholder's equity per share		$28.7	$28.1	$30.3
less: Preferred equity per share		-	-	(1.7)
GAAP Common shareholder's equity per share		$28.7	$28.1	$28.6
less: Goodwill per share		(0.6)	(0.6)	(0.1)
Tangible common equity per share		$28.0	$27.6	$28.6
less: Tax-effected bond OID (35% tax rate in 2016; 34% tax rate in 2015 and prior) per share		(1.7)	(1.7)	(1.8)
less: Series G discount per share		-	-	(2.4)
Adjusted tangible book value per share	[a] ÷ [b]	$26.3	$25.9	$24.3

Regulatory Capital - Basel III transition to fully phased-in ($ billions)		3Q 16	2Q 16	3Q 15
Numerator
Common equity tier 1 capital (transition)		$12.9	$12.8	$13.4
DTAs arising from NOL and tax credit carryforwards phased-in during transition		(0.3)	(0.3)	(0.6)
Intangibles phased-in during transition		(0.0)	(0.0)	-
Common equity tier 1 capital (fully phased-in)	[a]	$12.6	$12.5	$12.9
Denominator
Risk-weighted assets (transition)		$135.5	$133.8	$133.8
DTAs arising from temporary differences that could not be realized through NOL, net of VA and net of DTLs phased-in during transition		0.5	0.5	0.7
Intangibles phased-in during transition		0.0	0.0	-
Risk-weighted assets (fully phased-in)	[b]	$136.0	$134.2	$134.5
Metric
Common equity tier 1 (transition)		9.5%	9.6%	10.0%
Common equity tier 1 (fully phased-in)	[a] ÷ [b]	9.3%	9.3%	9.6%

Risk-Adjusted Retail Auto Yield	3Q 16	2Q 16	3Q 15
Estimated Originated Yield	5.91%	5.83%	5.27%
Estimated Net Annualized Average Loss Rate (NAALR)	-1.20%	-1.24%	-1.09%
Risk-Adjusted Retail Auto Yield	4.71%	4.59%	4.18%

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Adjusted Efficiency Ratio
		3Q 16	2Q 16	3Q 15
Numerator ($ millions)
Total noninterest expense		$735	$773	$674
less: Rep and warrant expense		(2)	(3)	(3)
less: Insurance expense		222	293	209
adj: Repositioning items		-	4	2
Adjusted noninterest expense	[a]	$515	$479	$465
Denominator ($ millions)
Total net revenue		$1,384	$1,358	$1,302
add: Original issue discount		15	14	11
less: Insurance revenue		278	275	249
Adjusted net revenue	[b]	$1,121	$1,097	$1,064
Adjusted Efficiency Ratio	[a] ÷ [b]	45.9%	43.7%	43.7%

Additional Financial Information

For additional financial information, the third quarter 2016 earnings presentation and financial supplement are available in the Events & Presentations section of Ally's Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally's legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $157.4 billion in assets as of Sept. 30, 2016. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia	Sarah Comstock
646-781-2692	313-656-6954
gina.proia@ally.com	sarah.n.comstock@ally.com

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